EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WINLAND ELECTRONICS, INC.
ANNOUNCES RECORD SECOND QUARTER REVENUE OF $7.1 MILLION
AND EARNINGS OF $.16 PER SHARE FOR FISCAL 2005

CONTACT:	Lorin E. Krueger Chief Executive Officer (507) 625-7231 http://www.winland.com/	Brett Maas or Cameron Donahue Hayden Communications (843) 272-4653

➢ RECORD REVENUES – UP 22% FOR THE SECOND QUARTER AS COMPARED TO THE SECOND QUARTER OF 2004

➢ RECORD NET INCOME OF $566,539 OR $0.16 PER DILUTED SHARE FOR THE SECOND QUARTER

➢ REVENUES — UP 28% YEAR-TO-DATE AS COMPARED TO 2004

➢ NET INCOME UP 217% YEAR-TO-DATE AS COMPARED TO 2004

MANKATO, Minn./July 25, 2005/PR Newswire/ Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, announced today financial results for the second quarter ended June 30, 2005.

Revenues for the second quarter were a record $7.1 million, an increase of 22.0% compared to the $5.8 million reported for the second quarter of fiscal 2004. The increase in sales for the quarter was driven primarily from new product line items integrated from original equipment manufacture (OEM) customers during 2004, coupled with improved sales of the Company’s proprietary products. Gross profit for the quarter was $1.9 million, an increase of 90% compared to the $989,108 reported for the second quarter one year ago, and sequentially up 10.6% compared to the $1.7 million reported for the first fiscal quarter of 2005. Gross profit as a percentage of net sales increased significantly from 17.0% in the second quarter last year to 26.4% in the second quarter of 2005, related to the Company’s successful integration of new line items into its manufacturing processes. Total operating expenses increased 15.9% for the second quarter to $963,985 compared to the $831,825 for the second quarter of last year. However, total operating expenses for the second quarter decreased sequentially 9.9% compared to the $1,069,868 reported in the Company’s first fiscal quarter of 2005. Operating income increased almost five-fold to $914,900 for the second quarter compared to the $157,283 reported for the second quarter of last year, and increased 45.4% compared to the $629,203 reported in the Company’s first fiscal quarter of 2005. Net income increased more than 600% to $566,539, or $0.16 per fully diluted share, from $78,866, or $0.02 per fully diluted share in the second quarter of 2004.

Lorin Krueger, Winland’s Chief Executive Officer, commented, “We are exceptionally pleased with the record levels of revenue and earnings for the quarter and proud of the growth we have shown compared to last year. The Electronics Manufacturing Services (EMS) sector continues to face pressure from international competitors, impacting margins, but thus far our blend of contract services, proprietary products and cost management have enabled us to hold margins even in a competitive environment. Since the first of the year, we have added six new customers and 41 new product introductions in our EMS business, reinforcing our confidence that we offer a strong value proposition and have the ability to close and diversify sales. The entire Winland team continues to work diligently to further improve the operations and execution of our business plan, and their efforts have allowed us to grow market share and improve operations in all aspects of our business. We continue to pursue new opportunities that require both engineering and manufacturing services, providing a foundation for future growth, and continued fundamental performance. ”

For the first six months of 2005, revenues were $14.1 million, an increase of 28.4% compared to the $11.0 million reported for the first six months of fiscal 2004. Gross profit for the six-month period was $3.6 million, an increase of 49.0% compared to the $2.4 million reported for the first six months of fiscal 2004. Gross profit as a percentage of net sales increased from 21.8% in the first six months of fiscal 2004 to 25.3% for the first six months of fiscal 2005. Total operating expenses increased 8.7% for the first six months of fiscal 2005 to $2.0 million compared to the $1.9 million for the first six months of fiscal 2004. Operating income increased 191.5% to $1.5 million for the first six months of fiscal 2005 compared to the $529,728 for the first six months of fiscal 2004. Net income increased 216.5% to $941,353, or $0.26 per fully diluted share, from $297,390, or $0.08 per fully diluted share in the first six months of fiscal 2004.

Mr. Krueger continued, “The balance sheet remained strong, with stockholders’ equity increasing 16.0% to $8.0 million as of June 30, 2005, from $6.9 million on December 31, 2004. The Company completed the quarter with $1.6 million in cash and a current ratio of 2.62 to 1.”

“Our proprietary line of critical environmental sensors remains a strong contributor to our overall results, particularly our margins, and this segment is meeting our growth expectations. In the third quarter of 2005 we expect to launch a revised product design – our first update since 1996 with the goal of updating technology, broadening market appeal and adding value and growth to this product area.”

Mr. Krueger concluded, “Competition both domestically and overseas continues to create intense margin pressure throughout our industry, and although we have maintained our margins thus far, these pressures will force us to continue to adapt and adjust our business plans, something our team has been successful in achieving. Our largest customer, Select Comfort, has advised us that it is concerned about the concentration of its supply business with Winland and it plans on adding one or more additional vendors for electronic controls next year, including possibly foreign vendors. As a result, we expect that sales volume from Select Comfort, or at least the rate of increase of such sales volume, may decrease sometime in 2006. We cannot currently predict the amount or timing of such decrease or the effect on Winland’s revenues or operating results. Despite these developments with Select Comfort, we firmly believe Winland’s ability to provide sophisticated product realization services, which includes leveraging our intellectual property, will continue to differentiate us from our lower-priced competitors, building future success.”

Teleconference Information
Management will conduct a conference call to discuss its financial results today at 4:15 p.m. (EDT). Interested parties may access the call by dialing 1-888-394-9-8091 from within the United States, or 1-973-935-2404 if calling internationally approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website located at www.winland.com. A replay will be available through August 1, 2005 and can be accessed by dialing 1-877-519-4471 (U.S.) or 1-973-341-3080 (international), passcode 6277076. A replay of the teleconference will also be archived on the investor relations portion of the Company’s website.

About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to (i) our expected launch of a revised product design for our critical environmental sensors in the third quarter and (ii) expected decrease in sales volume from Select Comfort are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) we may encounter unexpected delays or design or manufacturing problems in connection with the release of our new environmental sensor design, (ii) Select Comfort may move its business to new suppliers more rapidly than we currently anticipate; (iii) Select Comfort and other customers may cease to do business with the company or demand pricing that reduces the Company’s profitability as a condition to retaining the business; (iii) unanticipated problems in design, manufacture or performance of the products will arise; and (iv) costs of production will exceed current estimates. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-Tables Follow-

WINLAND ELECTRONICS, INC.
BALANCE SHEET HIGHLIGHTS

	June 30,	December 31,
	2005	2004
Cash	$1,646,138	$457,576
Total Current Assets	$9,399,263	$7,123,426
Net Property and Equipment	$9,979,672	$4,242,956
Total Assets	$13,662,898	$11,366,467

Total Current Liabilities	$3,589,861	$2,506,024
Total Long-Term Liabilities	$2,119,436	$2,006,088
Stockholder’s Equity	$7,953,601	$6,854,355
Total Liabilities and Equity	$13,662,898	$11,366,467

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months and Six Months Ended June 30, 2005 and 2004
(UNAUDITED)

	Three Months Ended		Six Months Ended
	2005	2004	2005	2004

Net sales	$7,129,363	$5,829,285	$14,142,755	$11,011,455
Cost of sales	5,250,478	4,840,177	10,564,622	8,610,077

Gross profit	1,878,885	989,108	3,578,133	2,401,378

Operating expenses:
General and administrative	448,566	357,831	957,984	825,418
Sales and marketing	340,567	313,961	676,700	630,499
Research and development	174,852	160,033	399,068	415,733

	963,985	831,825	2,033,752	1,871,650

Operating income	914,900	157,283	1,544,381	529,728

Other income (expenses):
Interest expense	(30,164)	(34,152)	(59,973)	(64,182)
Other, net	44,703	13,735	58,845	21,844

	14,539	(20,417)	(1,128)	(42,338)

Income before income taxes	929,439	136,866	1,543,253	487,390

Income tax expense	(362,900)	(58,000)	(601,900)	(190,000)

Net income	$566,539	$78,866	$941,353	$297,390

Earnings per common share data:
Basic	$0.16	$0.02	$0.27	$0.09
Diluted	0.16	0.02	0.26	0.08

Weighted-average number of common shares outstanding:
Basic	3,508,073	3,358,788	3,480,544	3,358,169
Diluted	3,631,577	3,538,104	3,622,411	3,563,973